Exhibit 99.41

	TRADING DATA
Name	Trade Date	Buy/Sell/Exercise	No. of Shares / Quantity	Unit Price	Strike Price	Trade Amount	Security	Expiration Date
PS Fund 1, LLC	November 19, 2014	Sell	591,051	$212.80	N/A	$125,776,183	Common Stock	N/A
PS Fund 1, LLC	November 20, 2014	Sell	1,651,509	$210.36	N/A	$347,411,105	Common Stock	N/A